Exhibit 16.1

April 12, 2011

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:

Total Nutraceutical Solutions, Inc.

Commission File Number (000-52864)

Dear Commissioners:

We have received a copy of, and are in agreement with, the statements made by Total Nutraceutical Solutions, Inc. (the “Registrant”), in Item 4.02 of its Current Report on Form 8-K dated April 11, 2011 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” to be filed with the Commission.  We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Li & Company, PC

Li & Company, PC